UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  August 30, 2012

WORTHINGTON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52590	20-1399613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449
Mailing Address:  P.O. Box 1148, Zephyr Cove, NV 89448-1148
(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 588-5390

Copy of correspondence to:

Richard A. Friedman, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 21, 2012, Worthington Energy, Inc. (the “Company”) issued an aggregate of 8,333,334 shares of its common stock, par value $0.001 per share (“Common Stock”) to Charles Volk, Cliff Henry and Sam Butero, employees and directors of the Company, in exchange for the retirement of $37,500 of salary and debt owed by the Company to such individuals.

On August 23, 2012, the Company issued an aggregate of 1,111,112 shares of Common Stock to Paul Jordan, a director of the Company, and James Burden, a former employee and directors of the Company, in exchange for the retirement of $5,000 of salary and debt owed by the Company to such individuals.

On August 30, 2012, the Company issued 22,500,000 shares of Common Stock to Black Cat Exploration & Production LLC (“Black Cat”).  These shares were issued pursuant to the Purchase and Sale Agreement for Oil and Gas Properties and Related Assets, dated November 14, 2011 and amended on March 5, 2012, by and between the Company and Black Cat, which provided that 22.5 million shares of Common Stock would be payable to Black Cat upon commencing production on the Mustang Island Well.

On August 30, 2012, the Company issued an aggregate of 10,000,000 shares of Common Stock to Charles Volk and his designees.  These shares were issued pursuant to the Change of Control and Recapitalization Agreement, dated March 17, 2010 and amended in July 2011, by and between the Company and Charles Volk, which provided that 10 million shares of Common Stock would be payable to Charles Volk or his designees upon the transfer of oil and gas properties with minimum net tangible worth of $2 million and an annual net cash flow of $1 million.

As of August 30, 2012, the Company had 273,409,745 shares of common stock issued and outstanding.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORTHINGTON ENERGY, INC

Date: August 31, 2012	By: /s/ ANTHONY MASON
Anthony Mason
Chief Executive Officer